Exhibit 5.1
Rachel Proffitt
+1 415 693 2031
rproffitt@cooley.com
July 5, 2022
Xos, Inc.
3550 Tyburn Street
Los Angeles, California 90065
Re:    Xos, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:
We have acted as counsel to Xos, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration for resale of up to 2,730,811 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issued or issuable pursuant to restricted stock units or options granted under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) or 2021 Equity Incentive Plan (the “2021 Plan”), by the selling stockholders described in the prospectus (the “Prospectus”) included in the Registration Statement.
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the 2018 Plan and 2021 Plan, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated (the “Domestication”) as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388 and to authorize the issuance of its shares prior to the Domestication, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the approval of the Plans by the board and shareholders of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company and the laws of the Cayman Islands.
Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: +1 415 693 2000 f: +1 415 693 2222 cooley.com

Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable, except with respect to Shares to be acquired by certain selling stockholders upon the settlement of restricted stock units or the exercise of stock options issued by the Company, which Shares will be validly issued, fully paid and nonassessable upon issuance upon settlement or exercise in accordance with the terms of the applicable restricted stock units or stock options.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely,
Cooley LLP
By: /s/ Rachel Proffitt
 Rachel Proffitt

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: +1 415 693 2000 f: +1 415 693 2222 cooley.com